SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

August 1, 2011

RAPTOR NETWORKS TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-51443	84-1573852
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)	Identification Number)

1508 South Grand Avenue
Santa Ana, California  92705
(Address of Principal Executive Offices)

(714) 380-6659
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

As previously reported on the Current Report on Form 8-K of Raptor Networks Technology, Inc. (the “Company”) filed with the Securities and Exchange Commission on July 11, 2011 (the “Prior Report”), on July 6, 2011, California Capital Equity, LLC (“CCE”), holder of all of the Company’s senior notes, provided the Company notice of default under the senior notes, declaring all amounts thereunder due and payable in full, and of CCE’s intent to exercise its rights and remedies as a secured lender against the Company’s assets.

On August 1, 2011, CCE, in its capacity as a secured lender, held a public foreclosure sale (the “Public Sale”) of substantially all of the Company’s assets, including, but not limited to, the Company’s inventory, equipment, machinery, intellectual property, accounts receivable and other intangibles (collectively, the “Assets”).  CCE was the only bidder at the Public Sale, acquiring all of the Assets for a credit bid in the amount of $100,000.  The remaining balance of the senior notes in the amount of approximately $11,300,000 remains as an outstanding obligation of the Company.

As a result of the Public Sale, the Company retains no material assets with which to continue its operations.  As disclosed in the Prior Report, subject to any consents or approvals that may be required from CCE as holder of the Company’s senior notes, the Company anticipates that it will continue to wind down over the next month.  Also as disclosed in the Prior Report, in addition to facilitating the Company’s wind-down efforts, and again subject to any consents or approvals that may be required from CCE as holder of the Company’s senior notes, the Company is seeking companies or businesses with an interest in utilizing the Company as a “public shell” vehicle.  It should be noted, however, that there can be no assurance that such a transaction will ultimately be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2011	RAPTOR NETWORKS TECHNOLOGY, INC.

By: /s/ Thomas M. Wittenschlaeger
Thomas M. Wittenschlaeger
Chief Executive Officer